SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14A
                               (RULE 14a-101)

                          SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
            Securities Exchange Act of 1934 (Amendment No. ___)

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    (as permitted by Rule 14a-6(e)(2))
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                              TAB PRODUCTS CO.
              (Name of Registrant as Specified in Its Charter)

                          THADDEUS S. JAROSZEWICZ
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRESS RELEASE ISSUED ON OCTOBER 5, 2001
by Thaddeus Jaroszewicz

FOR IMMEDIATE RELEASE


               ISS RECOMMENDS VOTING FOR JAROSZEWICZ NOMINEES
                           TO TAB PRODUCTS BOARD

Fairfield, Ohio, October 5, 2001. Thaddeus Jaroszewicz announced today that Institutional Shareholder Services (ISS), America's leading independent proxy voting advisory firm, has recommended to its clients that they vote "FOR" the Jaroszewicz slate of six nominees to the Board of Directors of Tab Products Co. (AMEX: TBP) at Tab's Annual Meeting of stockholders. Tab's Annual Meeting will be held on October 16, 2001. ISS, which makes voting recommendations to hundreds of professional money managers and institutions, urged stockholders to vote "FOR" Mr. Jaroszewicz's nominees on his BLUE proxy card and to discard Tab's white proxy card.

In its carefully researched written report dated October 4, 2001, ISS stated:

     o      "...Tab's long-term performance has been dismal."

     o "Despite the recent changes, ISS believes that adequate time has passed for Tab's board to guide management in the right direction to improve shareholder value."

     o "Overall, we believe the [Jaroszewicz group] has a stronger case. At the revised price of $5 per share, the [Jaroszewicz group] offer represents a substantial premium to the market value of Tab's shares."

     o "The revised offer price [of $5 per Tab share] represents a 111-percent premium to Tab's market price the day before the first offer [by the Jaroszewicz group]..."

Mr. Jaroszewicz said, "We welcome this independent recommendation which confirms what we have been saying all along - that the current Tab Board has been unable or unwilling to make the hard decisions needed in order to make Tab profitable, and that the best choice for stockholders is to vote "FOR" my slate of nominees committed to obtaining a premium purchase price for all stockholders."



Contact:
         Thomas Ball
         Morrow & Co., Inc.
         (212) 754-8000